FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY RECEIVES NOTIFICATION

FROM NASDAQ REGARDING BID PRICE DEFICIENCY

SAN DIEGO, CA, October 7, 2008 - American Technology Corporation (ATC) (NASDAQ: ATCO) today announced that it received notification from Nasdaq that for the last 30 consecutive trading days, the bid price of the Company's common stock has closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Capital Market under Marketplace Rule 4310(c)(4) (the "Rule"). The notice further states that, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until March 31, 2009, to regain compliance with the Rule by maintaining a closing bid price of the Company's common stock of $1.00 per share or more for a minimum of 10 consecutive trading days.

If the Company is unsuccessful in demonstrating compliance with the Rule by March 31, 2009, Nasdaq will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the Company will be granted an additional 180-calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company's securities will be delisted. At that time, the Company may appeal Nasdaq's determination to delist its securities to a Listing Qualifications Panel.

This notification has no immediate effect on the listing of the Company's common stock on the Nasdaq Capital Market.

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's Long Range Acoustic Device (LRAD®), HyperSonic® Sound, and NeoPlanar® product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com